Park Ha Biological Technology Co., Ltd.

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

PARK HA BIOLOGICAL TECHNOLOGY CO., LTD.
SEAL
CAYMAN ISLAND

CERTIFICATE NUMBER

PAR VALUE $0.00002
ORDINARY SHARES

* SPECIMEN *

SHARES

CUSIP NO.

THIS CERTIFIES THAT

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE ORDINARY SHARES PAR VALUE OF $0.00002 EACH OF

PARK HA BIOLOGICAL TECHNOLOGY CO., LTD.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

DATED:

Xiaoqiu Zhang
XIAOQIU ZHANG
CEO

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Xiaoyan Zhu
XIAOYAN ZHU
CFO

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303.662.1112